As filed with the Securities and Exchange Commission on March 9, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

JUNIPER NETWORKS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	77-0422528 (I.R.S. Employer Identification Number)
1194 North Mathilda Avenue
Sunnyvale, California 94089
(408) 745-2000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Juniper Networks, Inc. 2006 Equity Incentive Plan
Juniper Networks, Inc. Amended and Restated 1999 Employee Stock Purchase Plan
(Full title of the plan)

Scott Kriens
Chief Executive Officer and Chairman of the Board
Juniper Networks, Inc.
1194 North Mathilda Avenue
Sunnyvale, California 94089
(408) 745-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Katharine A. Martin, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 Telephone: (650) 493-9300	Mitchell Gaynor, Esq. Michael Johnson, Esq. Juniper Networks, Inc. 1194 North Mathilda Avenue Sunnyvale, California 94089 Telephone: (408) 745-2000
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities to	Amount to be	Offering Price per	Aggregate Offering	Registration
be Registered	Registered(1)	Share (2)	Price(2)	Fee(3)
Common Stock, $0.00001 par value, to be issued pursuant to the terms of the Juniper Networks, Inc. 2006 Equity Incentive Plan	69,455,465 shares	$18.27	$1,268,951,345.55	$38,956.81
Common Stock, $0.00001 par value, to be issued pursuant to the terms of the Juniper Networks, Inc. Amended and Restated 1999 Employee Stock Purchase Plan	6,000,000 shares	$18.27	$109,620,000.00	$3,365.33

(1)	This registration statement also shall cover any additional shares of Registrant’s common stock that become issuable under the Juniper Networks, Inc. 2006 Equity Incentive Plan or the Juniper Networks, Inc. 1999 Employee Stock Purchase Plan, by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, on the basis of the average of the high and low sale prices for a share of Common Stock of the Registrant as reported on the Nasdaq Global Select Market on March 5, 2007.

(3)	The total filing fee for Common Stock registered herein of $42,322.14 is offset pursuant to Rule 457(p) of the Securities Act by filing fees totaling $24,326.60 previously paid with respect to unsold shares registered pursuant to (i) Registration Statement on Form S-8 filed by Juniper Networks, Inc. on March 7, 2006 ($13,754.01) for the Amended & Restated 1996 Stock Plan (Commission File No. 333-132260), (ii) Registration Statement on Form S-8 filed by Juniper Networks, Inc. on August 18, 2004 ($993.49) for the Amended & Restated 1996 Stock Plan (Commission File No. 333-118340) and (iii) Registration Statement on Form S-8 filed by Juniper Networks, Inc. on July 9, 2002 ($9,579.10) for the 2000 Non-statutory Stock Option Plan (Commission File No. 333-92086). Therefore, a $17,995.54 filing fee relating to securities being registered hereunder is being paid herewith.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents and information previously filed by Juniper Networks, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this registration statement:
(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Commission on March 9, 2007;

(b)	The Registrant’s Current Report on Form 8-K filed with the Commission on March 5, 2007, pursuant to Section 13(a) of the Exchange Act;

(c)	The Registrant’s Current Report on Form 8-K filed with the Commission on February 21, 2007, pursuant to Section 13(a) of the Exchange Act;

(d)	The Registrant’s Current Report on Form 8-K filed with the Commission on February 8, 2007, pursuant to Section 13(a) of the Exchange Act;

(e)	The Registrant’s Current Report on Form 8-K filed with the Commission on January 30, 2007, pursuant to Section 13(a) of the Exchange Act;

(f)	The Registrant’s Current Report on Form 8-K filed with the Commission on January 8, 2007, pursuant to Section 13(a) of the Exchange Act; and

(g)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on June 11, 1999, including any amendment or report filed for the purpose of updating such description.
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.
     Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein, modified or supersedes such statement. Except as so modified or superseded, such statement shall not be deemed to constitute a part of this registration statement.
Item 4. Description of Securities.
     Not applicable.

Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Delaware law provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions. The effect of this provision is to eliminate the personal liability of directors to the corporation or its stockholders for monetary damages for actions involving a breach of their fiduciary duty of care, including any actions involving gross negligence. The Registrant’s amended and restated certificate of incorporation contains such a provision that eliminates the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by applicable law.
     Delaware law also provides, in general, that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful. In addition, under Delaware law, in general, a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.
     Additionally, under Delaware law, a corporation generally has the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.
     The Registrant’s amended and restated bylaws provides that the Registrant shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that the person is or was a director or officer of the Registrant, any predecessor of the Registrant or any subsidiary of the Registrant or serves or served at any other enterprise as a director or officer at the request of the Registrant, any predecessor to the Registrant or any subsidiary of the Registrant. The Registrant’s amended and restated bylaws further provide that the Registrant shall indemnify any person made or threatened to be made a party to an action, suit or proceeding (whether criminal, civil, administrative or investigative (but other than an action by or in the right of the Registrant)) by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant or any predecessor or subsidiary of the Registrant, or serves or served at any other entity as a director or officer at the request of the Registrant or any predecessor or subsidiary of the Registrant, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. However, the aforementioned indemnification applies only if the indemnified person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Registrant’s amended and restated bylaws also provide that the Registrant may, but is not required, to provide the above indemnification (subject to the same qualifications) with respect to persons who are or were serving at the request of the Registrant or any predecessor or subsidiary of the Registrant as an employee or agent of another entity.
     The Registrant’s amended and restated bylaws further provide that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant or any predecessor or subsidiary of the Registrant, to procure a judgment in the Registrant’s favor, by reason of the fact that he or she is or was a director or officer of the Registrant or any predecessor or subsidiary of the Registrant, or is or was serving at the request of the Registrant or predecessor or subsidiary of the Registrant, as a director, officer, employee or agent of another entity, against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit. However, this indemnification applies only if the indemnified person acted in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Registrant and no indemnification shall be made in respect of any claim, issue or matter as to which such person is adjudged to be liable to the Registrant, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines that such person is entitled to indemnity. The Registrant’s amended and restated bylaws also provide that the Registrant may, but is not required, to provide the indemnification described in this paragraph (subject to the same qualifications) with respect to persons who are or were serving as employees and agents of the Registrant or any predecessor or subsidiary of the Registrant, or is or was serving at the request of the Registrant or any predecessor or subsidiary of the Registrant as a director, officer, employee or agent of another entity.
     The Registrant’s amended and restated bylaws also allow the Registrant to advance to a director, officer, employee or agent of the Registrant the expenses incurred in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Registrant.
     The Registrant’s amended and restated bylaws also provide that the Registrant shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant or predecessor or subsidiary of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another entity, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Registrant would have the power to indemnify him or her against such liability under the indemnification provisions of the Registrant’s amended and restated bylaws.
     Pursuant to the authority provided in the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws, the Registrant has entered into indemnification agreements with each of its executive officers and directors, indemnifying them against certain potential liabilities that may arise as a result of their service to the Registrant, and providing for certain other protection. The Registrant also maintains insurance policies which insure its officers and directors against certain liabilities.
     The foregoing summaries are necessarily subject to the complete text of the statute, the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws and the agreements referred to above and are qualified in their entirety by reference thereto.
Item 7. Exemption from Registration Claimed.
     Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description
4.1	Juniper Networks, Inc. Amended and Restated Certificate of Incorporation (incorporated by reference to exhibit 3.1 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the Commission on March 27, 2001).

4.2	Amended and Restated Bylaws of Juniper Networks, Inc. (incorporated by reference to exhibit 3.2 of Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003, filed with the Commission on November 14, 2003)

4.3	Juniper Networks, Inc. Amended and Restated 1999 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.5 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Commission on March 7, 2006)

4.4	Juniper Networks, Inc. 2006 Equity Incentive Plan (incorporated by reference to exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on May 24, 2006)

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1)

24.1	Power of Attorney (contained in signature page of this registration statement)

Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 (§239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)), that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the forgoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 9th day of March 2007.

JUNIPER NETWORKS, INC.
By:	/s/ Scott Kriens
Scott Kriens
Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Robert R.B. Dykes and Mitchell L. Gaynor, jointly and severally, as his true and lawful attorneys-in-fact, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, and hereby ratifying and confirming all that each of said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Scott Kriens Scott Kriens	Chief Executive Officer and Chairman of the Board (Chief Executive Officer)	March 9, 2007

/s/ Robert R.B. Dykes Robert R.B. Dykes	Executive Vice President, Business Operations and Chief Financial Officer (Principal Financial and Accounting Officer)	March 9, 2007

/s/ Pradeep Sindhu Pradeep Sindhu	Chief Technical Officer and Vice Chairman of the Board	March 9, 2007

Signature	Title	Date

/s/ Robert M. Calderoni Robert M. Calderoni	Director	March 9, 2007

/s/ Kenneth Goldman Kenneth Goldman	Director	March 9, 2007

/s/ William R. Hearst III William R. Hearst III	Director	March 9, 2007

/s/ Kenneth Levy Kenneth Levy	Director	March 9, 2007

/s/ Michael Lawrie Michael Lawrie	Director	March 9, 2007

/s/ Stratton Sclavos Stratton Sclavos	Director	March 9, 2007

/s/ William R. Stensrud William R. Stensrud	Director	March 9, 2007

INDEX TO EXHIBITS

Exhibit
Number	Description
4.1	Juniper Networks, Inc. Amended and Restated Certificate of Incorporation (incorporated by reference to exhibit 3.1 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the Commission on March 27, 2001).

4.2	Amended and Restated Bylaws of Juniper Networks, Inc. (incorporated by reference to exhibit 3.2 of Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003, filed with the Commission on November 14, 2003)

4.3	Juniper Networks, Inc. Amended and Restated 1999 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.5 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Commission on March 7, 2006)

4.4	Juniper Networks, Inc. 2006 Equity Incentive Plan (incorporated by reference to exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on May 24, 2006)

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1)

24.1	Power of Attorney (contained in signature page of this registration statement)